UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: May 27, 2011
Signature Group Holdings, Inc.

Nevada	001-08007	95-2815260
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15303 Ventura Blvd., Suite 1600 Sherman Oaks, CA	91403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Signature Settles fee Dispute with the Trustee of the former 9% Trust Originated Preferred Stock Securities (TOPrS”)
As previously reported on Current Report Form 8-K filed on July 22, 2010, the TOPrS were extinguished on June 11, 2010 and holders of TOPrS became entitled to receive a pro rata portion of the consideration presented below at both the aggregate and per share levels:

Aggregate Consideration	Consideration Per Each Share of TOPrS
$45 Million in cash1	$11.25 in cash
$39 Million in New Notes	$9.75 in principal of New Notes
21 Million shares of Common Stock	5.25 shares of Common Stock

On June 11, 2010, Wells Fargo Bank, N.A., as Trustee of the TOPrS, distributed $43 million of the cash consideration to the holders of the TOPrs, but withheld $2 million as a charging lien in connection with a dispute over its fees charged to the Company.  On May 25, 2011, Wells Fargo, its counsel and the Company entered into a Stipulated Order and Agreement settling such fee dispute whereby the Company has agreed to pay mutually agreed upon fee amounts within 3 business days of the May 25, 2011 Final Order.  As part of the exchange, Wells Fargo has agreed to distribute $1.6 million of the charging lien to the former TOPrS holders as soon as practicable upon the date of the Final Order.  The remaining $400,000 of the charging lien will be held by Wells Fargo for a period of 105 days from receipt of the mutually agreed upon fee payments, at which time it will be distributed to the former TOPrS holders. Signature negotiated for the immediate release of the full amount of the charging lien, but Wells Fargo would not agree.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPANYNAME

Date: May 27, 2011	By:	/s/ David N. Brody
	Name:	David N. Brody
	Title:	Senior Vice President, Counsel & Secretary